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                                                                       EXHIBIT 5

                                 April 6, 2001


Integrated Information Systems, Inc.
1560 W. Fountainhead Parkway
Tempe, Arizona 85282

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Integrated Information Systems, Inc. (the "Company") of a Registration Statement on Form S-3 on or about April 6, 2001 with the Securities and Exchange Commission covering the offering of up to 2,666,293 shares of the Company's common stock, $.001 par value (the "Shares").

     In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued were validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Snell & Wilmer L.L.P.

                              /s/ Snell & Wilmer L.L.P.